NEWELL RUBBERMAID INC. 2010 STOCK PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

CEO Employment Transition Award Grant Agreement

A Restricted Stock Unit ("RSU") Award (the "Award") granted by Newell Rubbermaid Inc., a Delaware corporation (the "Company"), to the employee named in the attached Award letter (the "Grantee") relating to the common stock, par value $1.00 per share (the "Common Stock"), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2010 Stock Plan, a copy of which is attached hereto and the terms of which are hereby incorporated by reference. This Award is granted pursuant to the Grantee's employment letter agreement with the Company dated June 23, 2011 ("Employment Agreement").

    Acceptance by Grantee. The receipt of the Award is conditioned upon its acceptance by the Grantee in the space provided therefor at the end of the attached Award letter and the return of an executed copy of such Award letter to the Secretary of the Company no later than 60 days after the Award Date set forth therein or, if later, 30 days after the Grantee receives this Agreement.

    Grant of RSUs. The Company hereby grants to the Grantee the Award of RSUs, as set forth in the Award letter. This Award is comprised of the number of "Time-Based RSUs" and "Performance-Based RSUs" set forth in the Award letter. An "RSU" is a restricted stock unit representing the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock for each RSU as described in Section 6 of this Agreement.

    RSU Account. The Company shall maintain an account ("RSU Account") on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee.

    Dividend Equivalents.

      Time-Based RSUs. Upon the date of payment of any dividend on Common Stock occurring during the period preceding the earlier of the date of settlement of the Grantee's Award as described in Section 6 or the date the Grantee's Award is forfeited as described in Section 5, the Company shall promptly pay to the Grantee an amount in cash equal in value to the dollar amount of dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the Time-Based RSUs in the Grantee's RSU Account on that date.

      Performance-Based RSUs. Upon the payment of any dividend on Common Stock occurring during the period preceding the earlier of the date of settlement of the Grantee's Award as described in Section 6 or the date the Grantee's Award is forfeited as described in Section 5, the Company shall credit the Grantee's RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the Performance-Based RSUs in the Grantee's RSU Account on that date. Such amounts shall be paid to the Grantee in cash at the time and to the extent the related Performance-Based RSUs vest and are settled. Any such dividend equivalents credited to the Grantee's RSU Account, relating to Performance-Based RSUs that are forfeited, shall also be forfeited.

    Vesting.

      Except as described in Sections 5(b) and 5(c) below, the Grantee shall become vested in his respective Time-Based RSU Award and Performance-Based RSU Award following the date of the grant of the Awards (the "Award Date") if he remains in continuous employment with the Company or an affiliate, and with respect to the Performance-Based RSU Award satisfies the applicable performance conditions, as set forth below:

Time-Based RSUs	Vesting
50% of the Award	December 31, 2011
25% of the Award (so that 75% of the whole Award shall have vested)	First anniversary of date of grant
25% of the Award (so that 100% of the whole Award shall have vested)	Second anniversary of date of grant

Performance-Based RSUs	Performance Condition	Vesting
50% of the Award	During any twenty continuous trading day period, occurring on or prior to the seventh anniversary of the Award Date, the average closing stock price of Common Stock equals or exceeds $16.25.	Upon satisfaction of the applicable Performance Condition, but no earlier than the second anniversary of the Award Date
25% of the Award (so that 75% of the whole Award shall have vested)	At any time during a twenty continuous trading day period, occurring on or prior to the seventh anniversary of the Award Date, the average closing stock price of Common Stock equals or exceeds $17.72.	Upon satisfaction of the applicable Performance Condition, but no earlier than the second anniversary of the Award Date
25% of the Award (so that 100% of the whole Award shall have vested)	At any time during a twenty continuous trading day period, occurring on or prior to the seventh anniversary of the Award Date, the average closing stock price of Common Stock equals or exceeds $18.46.	Upon satisfaction of the applicable Performance Condition, but no earlier than the second anniversary of the Award Date

      If the Grantee's employment with the Company and all affiliates terminates prior to the applicable vesting date due to death or disability, the unvested portion of the Awards shall become vested on such date. For this purpose "disability" means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.

      If the Grantee's employment with the Company and all affiliates terminates prior to the applicable vesting date due to involuntary termination (except for termination for Good Cause or a violation of the Company's Code of Conduct and Ethics) or resignation for Good Reason, (i) the Grantee shall become fully vested in any unvested Time-Based RSUs and shall be deemed to have satisfied the two-year time-vesting condition under the Performance-Based RSUs; and (ii) the Grantee shall retain any unvested Performance-Based RSUs which had not attained the applicable performance condition, which shall remain outstanding for attainment of such performance condition until the seventh anniversary of the Award Date, and which will vest, if at all, solely based on the extent to which the applicable performance condition is satisfied as provided in the Performance-Based RSU vesting table set forth above, and in each case, provided that the Grantee complies with any applicable requirement to sign a release as provided in the Employment Agreement. For purposes of this subsection (c), the terms "Good Cause" and "Good Reason" shall have the meanings ascribed to them in the Employment Agreement.

      If the Grantee's employment with the Company and all affiliates terminates prior to satisfying the applicable vesting conditions set forth in the applicable table in Section 5(a) above for any reason other than death, disability or as set forth in Section 5(c), the unvested portion of each Award shall be forfeited to the Company.

    The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment security agreement or severance agreement concerning vesting of an Award shall supersede any inconsistent or contrary provision of this Section 5. The performance conditions of the Performance-Based RSU Award under the applicable table in Section 5(a) shall be deemed fully satisfied upon the occurrence of a Change in Control.

    Settlement of Award. Except as otherwise provided in Section 12 hereof, if the Grantee becomes vested in his Awards, or any portion thereof, in accordance with Section 5, the Company shall distribute to him, or his personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of RSUs subject to the Award then becoming vested. Such shares shall be delivered within 30 days following the date of vesting.

    Withholding Taxes. The Company shall withhold from any distribution made to the Grantee in cash an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. In the case of a distribution made in shares of Common Stock, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any shares. Payment of such taxes may be made at the Grantee's election by one or more of the following methods: (i) in cash, (ii) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of withholding tax to the Company from the proceeds of the sale of shares subject to the Award, (iii) by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld, (iv) by delivery to the Company of other Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or (v) by certifying to ownership by attestation of such previously owned Common Stock.

    Rights as Stockholder. The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.

    Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Grantee's name established by the Company with the Company's transfer agent, or upon written request from the Grantee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Grantee (or his personal representative, beneficiary or estate).

    Award Not Transferable. The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

    Administration. The Award shall be administered in accordance with such regulations as the Organizational Development and Compensation Committee of the Board of Directors of the Company (the "Committee") shall from time to time adopt. In the event of any conflict between the terms of such regulations and this Award Agreement, the terms of this Award Agreement shall control.

    Section 409A Compliance. To the extent that the Grantee's right to receive payment of the RSUs and dividend equivalents constitutes a "deferral of compensation" within the meaning of Section 409A of the Code, then notwithstanding anything contained in the Plan to the contrary, the timing of payment (but not the vesting and nonforfeitability) of shares of Common Stock and cash otherwise deliverable hereunder shall be subject to the following rules:

      The shares of Common Stock underlying the vested Time-Based RSUs and the related dividend equivalents shall be delivered to the Grantee, or his personal representative, beneficiary or estate, as applicable, within 30 days following the earlier of (i) the applicable vesting date set forth in the Time-Based RSU table in Section 5(a); (ii) the Grantee's "separation from service" within the meaning of Section 409A of the Code, subject to Section 12(c); or (iii) the occurrence of a Change in Control that also constitutes a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A of the Code.

      The shares of Common Stock underlying the vested Performance-Based RSUs and the related dividend equivalents shall be delivered to the Grantee, or his personal representative, beneficiary or estate, as applicable, within 30 days following the earlier of (i) the Grantee's death; (ii) the Grantee's disability (as defined under Section 409A of the Code); (iii) the Grantee's "separation from service" within the meaning of Section 409A of the Code, subject to Section 12(c); or (iv) the occurrence of a Change in Control that also constitutes a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Company with the meaning of Section 409A of the Code; or (iv) the seventh anniversary of the Award Date.

      Notwithstanding Sections 12(a) and 12(b), if any RSUs and related dividend equivalents become payable as a result of the Grantee's termination of employment (other than as a result of death) which constitutes a separation from service and the Grantee is a "specified employee," as determined under the Company's policy for determining specified employees on the date of such separation from service, then the shares of Common Stock underlying the vested RSUs and related dividends shall be delivered to the Grantee, or his personal representative, beneficiary or estate, as applicable, within 30 days after the first business day that is more than six months after the date of his or her separation from service (or, if the Grantee dies during such six-month period, within 30 days after the Grantee's death).

      In the event that any taxes described in Section 7 of this Agreement are due prior to the distribution of shares of Common Stock underlying the RSUs, then the Grantee shall be required to satisfy the tax obligation by using any method set forth in Section 7.

    Data Privacy Consent. The Grantee hereby consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this document by the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing Grantee's participation in the Plan. The Grantee understands that the Company and its subsidiaries hold certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or stock units awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee's favor for the purpose of implementing, managing and administering the Plan ("Data"). The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee's country or elsewhere and that the recipient country may have different data privacy laws and protections than the Grantee's country. The Grantee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares or other award acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Grantee understands that refusing or withdrawing consent may affect the Grantee's ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that he may contact his or her local human resources representative.

    Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

    Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

NEWELL RUBBERMAID INC.

/s/ John K. Stipancich

John K. Stipancich

Senior Vice President, General Counsel and Corporate Secretary